Exhibit 99.1

GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG
FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 28, 2013	James A. Graner (612) 623-6635
Media Contact: Bryce Hallowell (612) 623-6679

Graco Reports Record Fourth Quarter and Annual Sales

Fourth Quarter Profitability and EPS Growth Driven by Strong Operating Performance

MINNEAPOLIS, MN (January 28, 2013) - Graco Inc. (NYSE: GGG) today announced results for the quarter and year ended December 28, 2012.

Summary

$ in millions except per share amounts

	Quarter Ended			Year Ended
	Dec 28, 2012	Dec 30, 2011	% Change	Dec 28, 2012	Dec 30, 2011	% Change

Net Sales	$253.7	$215.6	18%	$1,012.5	$895.3	13%
Net Earnings	42.3	30.4	39%	149.1	142.3	5%
Diluted Net Earnings per Common Share	$0.68	$0.50	36%	$2.42	$2.32	4%

•	Record sales in the fourth quarter included 15 percentage points of growth from Powder Finishing operations acquired in April 2012, while legacy business increased 3 percent.
•	Contractor segment sales for the quarter were up 13 percent, driven by growth in the Americas.
•	Fourth quarter gross margin rates for legacy operations improved by more than 2 percentage points over the comparable period last year.
•	Cash flow from operations for the year remained strong at $190 million, 17 percent higher than last year.

“Fourth quarter performance for Graco was strong, despite ongoing weakness in Europe and Asia,” said Patrick J. McHale, President and Chief Executive Officer. “Growth in the Americas was broad based, led by our Contractor segment, reflecting a construction market that is on the path to recovery. European sales were flat in the quarter, when compared to the prior year on a constant currency basis and excluding acquisitions, with growth in the emerging markets of Eastern Europe offset by continued strains in Southern Europe. Activity levels in Asia Pacific also remain soft, with particular weakness in the mining sector served by our Lubrication segment. Outstanding factory-level execution and the acquisition of the Gema Powder Finishing business contributed significantly to our increased earnings in the fourth quarter. I would like to thank all of our employees worldwide for their dedication to Graco and for constantly striving to improve our operations.”

Consolidated Results

For the quarter, sales were up 18 percent, including increases of 20 percent in the Americas and 39 percent in Europe, and a decrease of 5 percent in Asia Pacific. Translation rates did not have a significant impact on sales growth for the quarter. For the year, sales increased 13 percent (15 percent at consistent translation rates), including increases of 13 percent in the Americas, 22 percent in Europe (28 percent at consistent translation rates) and 5 percent in Asia Pacific. Changes in currency translation rates decreased sales for the year by approximately $15 million.

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Sales for the quarter included $32 million from Powder Finishing operations acquired at the beginning of April, including $6 million in the Americas, $20 million in Europe and $6 million in Asia Pacific. Sales for the year included $93 million from Powder Finishing, including $19 million in the Americas, $52 million in Europe and $22 million in Asia Pacific. For the quarter, sales at consistent translation rates and before acquisitions were up 14 percent in the Americas, flat in Europe and down 17 percent in Asia Pacific. On the same basis, sales for the year were up 9 percent in the Americas, up 2 percent in Europe and down 5 percent in Asia Pacific.

Gross profit margin, expressed as a percentage of sales, was 55 percent for the quarter, up slightly from last year, and 54 percent for the year, 1 1/2 percentage points lower than last year. For the quarter and year, the effects of strong operational performance in legacy businesses offset the unfavorable effect of lower margin rates on acquired Powder Finishing operations. Non-recurring purchase accounting effects totaling $7 million related to acquired inventory were recognized in the second quarter, reducing gross margin percentage for the year by approximately 1 percentage point.

Total operating expenses for the quarter increased $11 million, including $9 million from Powder Finishing operations. Operating expenses for the year increased $45 million, including $25 million from Powder Finishing and an $8 million increase in acquisition and divestiture expenses.

The April purchase of Powder Finishing and Liquid Finishing equipment operations had significant impacts on interest expense (increased $10 million for the year) and other expense (income), which included dividend income of $12 million ($4 million for the quarter) received from the Liquid Finishing businesses held as a cost-method investment.

The effective income tax rate was 28 percent for the quarter and 31 percent for the year, compared to 30 percent and 32 percent for the comparable periods last year. This year’s effective rates were reduced by the effects of the investment income from the Liquid Finishing businesses held separate and a tax rate reduction resulting from a tax holiday in a foreign jurisdiction.

Segment Results

Certain measurements of segment operations are summarized below:

	Quarter Ended			Year Ended
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication
Net sales (in millions)	$156.4	$69.9	$27.4	$603.4	$298.8	$110.2
Net sales percentage change from last year	25%	13%	(3)%	20%	3%	7%
Operating earnings as a percentage of net sales
2012	30%	16%	20%	31%	18%	20%
2011	33%	10%	19%	35%	17%	18%

Industrial segment sales increased 25 percent for the quarter, all from the addition of Powder Finishing operations. Without Powder Finishing, sales for the quarter increased 10 percent in the Americas, decreased 4 percent in Europe and decreased 15 percent in Asia Pacific. On the same basis, sales for the year increased 10 percent in the Americas, decreased 2 percent in Europe (3 percent increase at consistent translation rates) and decreased 7 percent in Asia Pacific. Powder Finishing operations contributed to segment operating earnings in the third and fourth quarters, but at a lower rate on sales, which drove the decrease in the operating margin rate for the Industrial segment.

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Contractor segment sales increased 13 percent for the quarter and 3 percent for the year. Sales for the quarter increased 25 percent in the Americas, but decreased 4 percent in Europe and 6 percent in Asia Pacific. For the year, sales increased 5 percent in the Americas, decreased 5 percent in Europe (flat at consistent translation rates) and increased 4 percent in Asia Pacific. Higher sales and the leveraging of expenses led to improvement in operating earnings as a percentage of sales.

Lubrication segment sales decreased 3 percent for the quarter and increased 7 percent for the year. Sales for the quarter increased 8 percent in the Americas and 16 percent in Europe, and decreased 39 percent in Asia Pacific. For the year, sales increased 13 percent in the Americas, 2 percent in Europe (7 percent at consistent translation rates) and decreased 10 percent in Asia Pacific. For both the quarter and the year, improved gross margin rate and leveraging of expenses led to improvement in operating earnings as a percentage of sales.

Acquisition

On April 2, 2012, the Company completed the purchase of the finishing businesses of Illinois Tool Works Inc., first announced in April 2011. The acquisition includes Powder Finishing and Liquid Finishing equipment operations, technologies and brands. Results of the Powder Finishing business have been included in the Industrial segment since the date of acquisition.

In December 2011, the United States Federal Trade Commission (“FTC”) filed a formal complaint to challenge the proposed acquisition on the grounds that the addition of the Liquid Finishing businesses to Graco would be anti-competitive, a position which Graco denied. In March 2012, the FTC issued an order (the “Hold Separate Order”) that allowed the acquisition to proceed to closing on April 2, 2012, subject to certain conditions while it evaluated a settlement proposal from Graco. Pursuant to the Hold Separate Order, the Liquid Finishing businesses were to be held separate from the rest of Graco’s businesses until the FTC determined which portions, if any, of the Liquid Finishing businesses Graco must divest.

In May 2012, the FTC issued a proposed decision and order (the “Decision and Order”) which requires Graco to sell the Liquid Finishing business assets, no later than 180 days from the date the order becomes final. The FTC has not yet issued its final Decision and Order. The Company has retained the services of an investment bank to help it market the Liquid Finishing businesses and identify potential buyers. The sale process is expected to be completed within the 180 days allowed by the Decision and Order.

While it seeks a buyer, Graco must continue to hold the Liquid Finishing businesses separate from its other businesses and maintain them as viable and competitive. In accordance with the Hold Separate Order, the Liquid Finishing businesses are managed independently by experienced Liquid Finishing business managers, under the supervision of a trustee appointed by the FTC, who reports directly to the FTC.

Under terms of the Hold Separate Order, the Company does not control the Liquid Finishing businesses, nor is it able to exert influence over the Liquid Finishing operations. Consequently, the Company’s investment in the Liquid Finishing businesses has been reflected as a cost-method investment, and its financial results have not been consolidated with those of the Company. Income is recognized based on dividends received from current earnings and is included in other income.

The Liquid Finishing businesses generated sales of $63 million and EBITDA of $12 million in the fourth quarter, both of which were increases compared to the prior year. Sales and EBITDA for the nine-month period since completion of the purchase were $199 million and $39 million, respectively.

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Outlook

“We expect growth in every region of the world in 2013,” said Mr. McHale. “In the Americas, the continued recovery in the construction market should provide a tailwind for both our Contractor and Industrial segments. Further, we expect the general economic environment for industrial manufacturing to remain stable in the United States through 2013. Although the economies of Western Europe are still struggling to find their footing, we expect growth from the emerging markets of Eastern Europe to drive moderate growth in the EMEA region in 2013. While our Asia Pacific region will continue to face weak economic conditions and difficult comparables into the first half of 2013, we are hopeful that the business will gain momentum as the year progresses. With a modest increase in volumes, we expect factory performance in 2013 to remain solid and continue to drive profitability. The Graco team is focused on executing our strategies for growth in 2013.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Overview report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, results of litigation, administrative proceedings and regulatory reviews incident to our business, and changes in product demand. In addition, risk factors related to the Company’s acquisition of the finishing businesses from ITW and proposed divestiture of the Liquid Finishing equipment operations include: whether and when the required regulatory approvals will be obtained, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, how customers, competitors, suppliers and employees react to the transaction, economic changes in global markets, the extent of the acquired businesses required to be divested, whether the Company will be able to find a suitable purchaser(s) and structure the divestiture on acceptable terms, and whether the Company will be able to complete a divestiture in a time frame that is satisfactory to the Federal Trade Commission. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2011 (and most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com/ir and the Securities and Exchange Commission’s website at www.sec.gov.

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Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, January 29, 2013, at 11:00 a.m. ET, to discuss Graco’s fourth quarter and year-end results.

A real-time Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com/ir. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on January 29, 2013, by dialing 800-406-7325, Conference ID #4587286, if calling within the U.S. or Canada. The dial-in number for international participants is 303-590-3030, with the same Conference ID #. The replay by telephone will be available through February 1, 2013.

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and coating materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com/ir.

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GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings (Unaudited)

	Quarter Ended		Year Ended
(in thousands, except per share amounts)	Dec 28, 2012	Dec 30, 2011	Dec 28, 2012	Dec 30, 2011

Net Sales	$253,678	$215,594	$1,012,456	$895,283
Cost of products sold	114,790	98,581	461,926	395,078

Gross Profit	138,888	117,013	550,530	500,205
Product development	12,296	10,846	48,921	41,554
Selling, marketing and distribution	41,720	37,538	163,523	151,276
General and administrative	26,970	21,241	113,409	87,861

Operating Earnings	57,902	47,388	224,677	219,514
Interest expense	4,992	3,658	19,273	9,131
Other expense (income), net	(5,752)	6	(11,922)	655

Earnings Before Income Taxes	58,662	43,724	217,326	209,728
Income taxes	16,400	13,300	68,200	67,400

Net Earnings	$42,262	$30,424	$149,126	$142,328

Net Earnings per Common Share
Basic	$0.70	$0.51	$2.47	$2.36
Diluted	$0.68	$0.50	$2.42	$2.32
Weighted Average Number of Shares
Basic	60,697	59,723	60,451	60,286
Diluted	61,920	60,635	61,711	61,370

Segment Information (Unaudited)
	Quarter Ended		Year Ended
	Dec 28, 2012	Dec 30, 2011	Dec 28, 2012	Dec 30, 2011

Net Sales
Industrial	$156,371	$125,205	$603,398	$501,841
Contractor	69,868	62,068	298,811	290,732
Lubrication	27,439	28,321	110,247	102,710

Total	$253,678	$215,594	$1,012,456	$895,283

Operating Earnings
Industrial	$47,483	$40,698	$186,129	$173,694
Contractor	10,971	6,342	54,310	50,581
Lubrication	5,547	5,276	22,535	18,928
Unallocated Corporate expenses	(6,099)	(4,928)	(38,297)	(23,689)

Total	$57,902	$47,388	$224,677	$219,514

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GRACO INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec 28, 2012	Dec 30, 2011

ASSETS
Current Assets
Cash and cash equivalents	$31,120	$303,150
Accounts receivable, less allowances of $6,600 and $5,500	172,143	150,912
Inventories	121,549	105,347
Deferred income taxes	17,742	17,674
Investment in businesses held separate	426,813	-
Other current assets	7,629	5,887

Total current assets	776,996	582,970
Property, Plant and Equipment
Cost	389,067	358,235
Accumulated depreciation	(237,523)	(219,987)

Property, plant and equipment, net	151,544	138,248
Goodwill	181,228	93,400
Other Intangible Assets, net	151,773	18,118
Deferred Income Taxes	38,550	29,752
Other Assets	21,643	11,821

Total Assets	$1,321,734	$874,309

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$8,133	$8,658
Trade accounts payable	28,938	27,402
Salaries and incentives	34,001	32,181
Dividends payable	15,206	13,445
Other current liabilities	65,393	49,596

Total current liabilities	151,671	131,282

Long-term Debt	556,480	300,000
Retirement Benefits and Deferred Compensation	137,779	120,287
Deferred Income Taxes	21,690	-

Shareholders’ Equity
Common stock	60,767	59,747
Additional paid-in-capital	287,795	242,007
Retained earnings	189,297	97,467
Accumulated other comprehensive income (loss)	(83,745)	(76,481)

Total shareholders’ equity	454,114	322,740

Total Liabilities and Shareholders’ Equity	$1,321,734	$874,309

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GRACO INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Year Ended
	Dec 28, 2012	Dec 30, 2011
Cash Flows From Operating Activities
Net Earnings	$149,126	$142,328
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	38,762	32,483
Deferred income taxes	(10,786)	(1,814)
Share-based compensation	12,409	10,994
Excess tax benefit related to share-based payment arrangements	(4,217)	(2,195)
Change in
Accounts receivable	(2,752)	(26,767)
Inventories	5,941	(13,440)
Trade accounts payable	(952)	5,974
Salaries and incentives	(4,251)	(3,469)
Retirement benefits and deferred compensation	3,209	7,228
Other accrued liabilities	3,288	8,148
Other	(95)	2,574

Net cash provided by operating activities	189,682	162,044

Cash Flows From Investing Activities
Property, plant and equipment additions	(18,234)	(23,854)
Acquisition of businesses, net of cash acquired	(240,068)	(2,139)
Investment in businesses held separate	(426,813)	-
Other	(9,405)	(2,004)

Net cash used in investing activities	(694,520)	(27,997)

Cash Flows From Financing Activities
Borrowings (payments) on short-term lines of credit, net	(619)	497
Borrowings on long-term notes and line of credit	649,325	402,175
Payments on long-term line of credit	(392,845)	(172,430)
Payments of debt issuance costs	(1,921)	(1,131)
Excess tax benefit related to share-based payment arrangements	4,217	2,195
Common stock issued	30,194	22,231
Common stock repurchased	(1,378)	(43,250)
Cash dividends paid	(54,302)	(50,646)

Net cash provided by (used in) financing activities	232,671	159,641

Effect of exchange rate changes on cash	137	(129)

Net increase (decrease) in cash and cash equivalents	(272,030)	293,559
Cash and cash equivalents:
Beginning of year	303,150	9,591

End of year	$31,120	$303,150